                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         PATRIOT SCIENTIFIC CORPORATION
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     -----------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

     -----------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -----------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

     -----------------------------------------------------------

     5) Total fee paid:

     -----------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     -----------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

     -----------------------------------------------------------
     3) Filing Party:

     -----------------------------------------------------------
     4) Date Filed:

     -----------------------------------------------------------

                   Patriot Scientific Corporation Letterhead.

        March 25, 2000

        MESSAGE FROM THE PRESIDENT

        Dear Patriot Stockholder:

        Patriot Scientific is today, more than ever, in the right place and at the right time, with the right chip technology. Key to this is the significant ongoing activity with our featured product - the PSC1000, the first to market, Java based microprocessor. We believe our PSC1000 is ripe to participate in the emerging embedded Java marketplace.

        In addition to discussing the development progress and milestones for the PSC1000 and its market, I will update you on our capital raising efforts to support the chip's commercialization. I will also briefly cover the status of our legacy products and in closing will share my outlook for the year ahead.

        First, let me begin by detailing the major milestones for our PSC1000 that have either been or will shortly be accomplished.

                                PSC1000 ACTIVITY

        JAVA PLATFORM

        Our technical development strategy this past year was to augment internal capabilities by utilizing several outside engineering sources - contractors and individual consultants. We wanted to draw on their expert technical assistance for several major undertakings necessary to make the PSC1000 as user friendly as possible. To make the PSC1000 more marketable to customers meant making available industry leading software packages like Personal Java from Sun Microsystems and VxWorks from Wind River Systems. This required a very difficult task called "porting" to make the software compatible with our PSC1000 microprocessor.

        As capital resources were not available to fund these outside activities, we increasingly turned to our internal engineering talent and limited the use of outside assistance. In spite of our lack of capital, our engineers have proven themselves to be among Patriot's most creative and valuable resources! Dealing with complex software, they have been able to complete the porting activities and are now running a stable Java platform. This means our potential customers are now able to develop and run Java programs on our evaluation kit, simulate the operation of their application, and discover the advantages of the PSC1000.

        SMALLER FASTER PSC1000

        In parallel with the software porting effort, our chip designers have been able to upgrade our processor and roll these changes into a smaller, faster version of the PSC1000 using .35 micron technology. We have received from the foundry a prototype run of this newer, faster version of the PSC1000. We have run nearly 1 million test vectors on this version with great success. Once full testing is complete in early 2000, this version will replace the current .5 micron chip.

        NEW PSC1000 CORE PRODUCTS

        Additionally, we recognized the need to make available "soft core" and "hard core" derivatives of the PSC1000. These two new products are essentially intellectual property "cores" that allow Patriot access to additional and different market segments. These segments include customers that need access to microprocessor functions that enable them to build custom chips specific to their application rather than general purpose "off the shelf" microprocessors. The hard core version is for "performance" driven applications and the soft core addresses "time to market" priorities.

        The use of these new core products by product designers can be a significant risk mitigation tool and having these cores available is a definite market advantage for us. This is of particular significance for designers of "SOC"s (systems on a chip) where production unit costs are critical to maintaining a competitive advantage in high production products.

        As you can see we have made significant progress on the technical development of the PSC1000 in spite of a very tight capital situation. With the availability of capital, we plan to continue to enhance the PSC1000 with features requested by our customers and to stay ahead of the competition.

                        THE EMERGING JAVA EMBEDDED MARKET

        We are seeing increasingly strong indicators that the Java embedded market is emerging. At this year's JavaOne conference, sponsored by Sun Microsystems, the developers of embedded Java product prototypes were the main feature of the show. In previous years, there was more emphasis on large and complex applications of Java. This year the emphasis was on the embedded, smart appliance side, which potentially represents a much larger market due to the smaller sized systems with larger quantities and types of products. Exhibitors at this year's JavaOne conference, which was attended by over 10,000 people, demonstrated numerous embedded product prototypes running Java. These included two-way videophones, pagers (including Motorola's), personal digital assistants or PDAs (including 3 Comm's Palm Pilot) as well as industrial controller applications. Clearly, Java is making inroads into the smart appliance market.

        The Embedded Systems Conference also echoed the same theme that Java is emerging in the embedded market.

        Why is it that Java is so important to the embedded market? There appears to be several very good reasons. Unlike the personal computer market, the embedded system market is lacking in standards like software languages, processors, operating systems and interfaces. This means that software written for embedded applications is customized to the specific processor being used. Although similar tasks may be performed, the software is not usually transportable to another product or processor. This results in poor software productivity for the developer. However, using Java allows the software to be run on any Java ported machine. That's why we are seeing companies like Hewlett Packard and IBM standardizing and using Java as a means to improve software productivity.

        In today's technology, software plays a major role in a product's success. The majority of graduating software engineers has had at least one course in Java to qualify them for the workplace. The inherent features which make Java a natural for the embedded world, include ease of networking and built-in security. As the usage of small, low-cost embedded products increases, the need to be able to efficiently and securely communicate via a network grows. A prime example is the home automation market that allows remote controlling of hundreds of types of home appliances from heating systems to VCRs.

        Java has many advantages for products in the embedded systems market and companies are starting to realize the wisdom of using Java. The combination of the PSC1000 with Personal Java and VxWorks is ideally suited to meet this need. Both Personal Java and VxWorks are leading software products helping to standardize Java in the embedded product market. We intend to penetrate this market both in the US and internationally.

                             CAPITAL RAISING EFFORTS

        In late 1999, we went effective with a capital plan that gave us access to $5 million. As many of you know, for almost a year, we had been operating on minimal cash reserves that hindered our ongoing development and marketing efforts. In late 1998 we investigated several options and selected a new equity based arrangement known as an "equity line of credit". Public companies normally don't attract venture capital primarily because they are already publicly traded. As such, financing options are usually limited. We decided on the equity line of credit because it offered us control as to when and how much money we would raise. Due to the increase in the market price and the trading volume in our common stock during January 2000, we decided to bring in the remaining balance of the $5 million equity line- approximately $4.5 million. This will allow us to greatly accelerate our efforts in marketing and enhancing the PSC1000. We are currently in discussions with Swartz Private Equity, the underwriter for the equity line, to provide an additional $30 million line of credit. The additional credit line would assure us access to capital markets for the next three years with sufficient amounts of capital to expand on our efforts if that became necessary. Of course, we would have control over when and how much of the line we used, if any.

                                 LEGACY PRODUCTS

        Patriot's focus has been on the PSC1000 and we will continue to focus our efforts on the further commercialization of the PSC1000, since this product line offers the highest potential shareholder return.

        As for our communications products, we continue to offer our legacy products but have curtailed new development. We continue to receive recurring orders for our standard products, and this provides a continuing source of revenue for the company.

        In August, we sold the patent rights to the Gas Plasma Antenna (GPA) technology that was invented by our founder, Woody Norris. This technology was developed in conjunction with our Ground Penetrating Radar (GPR) technology.

        In recent years, Patriot had been working with the U.S. Navy (under contract) to further characterize the GPA technology and investigate potential military use. Patriot provided only minimal capital support to this area since our focus has rightfully been on the PSC1000. Under the terms of the sale agreement, Patriot did receive up front cash and is entitled to follow on royalties for a period of time. The acquiring company has the financial resources available to further exploit the GPA technology and Patriot will be able to benefit from their success should they be able to market products derived from the technology. Patriot continues to retain full rights and patents to the GPR technology.

                                  WHAT'S NEXT??

        With the combination of capital, the release of an updated Java platform, the availability of soft and hard core versions and the upcoming faster and smaller version of the PSC1000, Patriot is well positioned for the Java embedded market. All indications are that the embedded Java market is here and we at Patriot are ready to exploit it! We intend to aggressively pursue this market, confident that we have the most to offer at a very competitive cost.

        We are continuing to fill backorders for our premium evaluation kit that includes the recently completed Personal Java and VxWorks ported packages. Orders will be shipped world wide to anxiously awaiting customers. We expect this will lead to production orders which we intend to fill with the faster .35 micron version. Moreover, our soft and hard cores are the enabling products that can lead to additional licensing deals. As we achieve market recognition and credibility, this will pave the way for key strategic partnerships that should enable Patriot to maximize its goals while providing much improved shareholder value.

        Enclosed are the Proxy materials for our upcoming Annual Shareholders meeting which will be held on April 28, 2000 at 2:00 p.m. at the Carmel Mountain Doubletree hotel. Please fill out the enclosed ballot to cast your vote on each proposal. If you plan to attend the meeting, you may vote in person. Otherwise you may mail your proxy ballot using the enclosed information.

        I thank you for your many expressions of continued support during our challenging times. Like all of you, I look forward to a very bright future for Patriot Scientific Corporation, and to be able to report to you regularly about our strategic growth in a rapidly growing new market that is continually redefining the world in which we live.

        Sincerely,

        /s/ James T. Lunney

        James T. Lunney
        Chairman, President and CEO

                         PATRIOT SCIENTIFIC CORPORATION
                               10989 Via Frontera
                           San Diego, California 92127
                                 (858) 674-5000


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           to be held April 28, 2000


          Notice is hereby given that the Annual Meeting of Shareholders of PATRIOT SCIENTIFIC CORPORATION (the "Company") will be held on April 28, 2000 at 2:00 o'clock p.m. (Pacific Time) at the Carmel Mountain Doubletree Resort (El Dorado Room), 14455 Penasquitos Dr., San Diego, California, for the following purposes:


              1. To elect directors of the Company to serve as directors until the annual meeting of stockholders to be held in 2001, until such directors' successor has been duly elected and qualified or until such directors have otherwise ceased to serve as directors.

              2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock, $.00001 par value, that the Company is authorized to issue from 60,000,000 to 100,000,000.

              3. To ratify the appointment of BDO Seidman as independent accountants for the Company for the fiscal year ending May 31, 2000.

              4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.


              The Board of Directors has fixed March 20, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to such notice and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at the offices of the Company for ten (10) days prior to the Annual Meeting.

              We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Annual Meeting either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Annual Meeting.

              STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                                          By Order of the Board of Directors

                                          /S/  ROBERT PUTNAM
                                          -----------------------------

                                          Robert Putnam
                                          Secretary

March 25, 2000

                         PATRIOT SCIENTIFIC CORPORATION
                               10989 VIA FRONTERA
                           SAN DIEGO, CALIFORNIA 92127

                                 PROXY STATEMENT

              This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation (the "Company"), for use in connection with an Annual Meeting of Shareholders of the Company (the "Annual Meeting"), to be held on April 28, 2000 at the Carmel Mountain Doubletree Resort (El Dorado
Room), 14455 Penasquitos Dr., San Diego, California, at 2:00 o'clock p.m. (Pacific Time), and any and all postponements or adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting. The telephone number of the Company is (858) 674-5000 and its facsimile number is (858) 674-5005. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about March 25, 2000.

                             RECORD DATE AND VOTING

              The Board of Directors has fixed the close of business on March 20, 2000 (the "Record Date") for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 50,991,374 shares of common stock, $.00001 par value per share ("Common Stock" or "Common Shares") outstanding and entitled to vote. A majority of the shares entitled to vote on the Record Date, present in person or represented by proxy, will constitute a quorum at the meeting.

              Each share of Common Stock issued and outstanding on the Record Date is entitled to one vote on any matter presented for consideration and action by the stockholders at the Annual Meeting. With respect to all matters other then the election of directors and the proposed amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 60,000,000 to 100,000,000, the affirmative vote of a majority of the voting shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. The matter of the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company require the affirmative vote of a majority of the outstanding shares of Common Stock on the Record Date. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether this proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. Unless otherwise instructed, proxies solicited by the Company will be voted "FOR" the nominees named herein for election as directors, "FOR" the approval of an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 60,000,000 to 100,000,000, and "FOR" the ratification of the selection of BDO Seidman LLP to provide audit services to the Company for the fiscal year ending May 31, 2000.

               New York Stock Exchange Rules ("NYSE Rules") generally require that when shares are registered in street or nominee name, its member brokers must receive specific instructions from the beneficial owners in order to vote on certain proposals. However, the NYSE Rules do not require specific instructions in order for a broker to vote on the election of directors. If a member broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on any proposal that does require specific instructions, those shares will not be considered as present and entitled to vote with respect to that matter. Pursuant to Delaware law, a broker non-vote will not be treated as present or voting in person or by proxy on the proposal. A broker non-vote will have no effect for the purpose of determining whether a director has been elected. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by executing a subsequent proxy, or by attending the Annual Meeting and, having notified the Secretary in writing of revocation, voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy card.

                              AVAILABLE INFORMATION

              The Company is subject to the informational and reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance with those requirements files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission are available for inspection and copying at the Public Reference Branch of the Commission, located at Room 1024, 450 Fifth Street N.W., Washington, DC 20549, at prescribed rates. The Company's filings under the Exchange Act may also be accessed through the Commission's web site (http://www.sec.gov).

                             PRINCIPAL SHAREHOLDERS

              The following table sets forth, as of the Record Date, the stock ownership of each officer and director of the Company, of all officers and directors of the Company as a group, and of each person known by the Company to be a beneficial owner of 5% or more of its Common Stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. No person listed below has any option, warrant or other right to acquire additional securities of the Company, except as otherwise noted.

                     Name and Address            Amount & Nature
  Title                of Beneficial              of Beneficial        Percent
 of Class                  Owner                    Ownership          of Class
 --------            -----------------           ----------------      --------
Common stock      Gloria Felcyn, CPA               7,089,912(1)          13.5%
par value         20440 Williams Ave.
$.00001           Saratoga, California 95070

SAME              Swartz Private Equity LLC        4,196,988(2)           8.0%
                  200 Roswell Summit, #285
                  Roswell, GA 30076

SAME              Jayanta K. Maitra                  298,095(5)            *
                  10989 Via Frontera
                  San Diego, California 92127

SAME              Donald R. Bernier                  125,000(3)            *
                  10989 Via Frontera
                  San Diego, California 92127

SAME              Philip Morettini                   110,000                *
                  10989 Via Frontera
                  San Diego, California 92127

SAME              Lowell W. Giffhorn                  249,148(4)            *
                  10989 Via Frontera
                  San Diego, California 92127

SAME              James T. Lunney                     346,979(6)            *
                  10989 Via Frontera
                  San Diego, California 92127

                     Name and Address            Amount & Nature
  Title                of Beneficial              of Beneficial        Percent
 of Class                  Owner                    Ownership          of Class
 --------            -----------------           ----------------      --------

SAME               Robert Putnam                       75,000(3)            *
                   10989 Via Frontera
                   San Diego, California 92127

SAME               Helmut Falk, Jr.                    38,612               *
                   10989 Via Frontera
                   San Diego, California 92127

SAME               Richard Blum                         1,000               *
                   10989 Via Frontera
                   San Diego, California 92127

SAME               Frederick Thiel                     50,000(3)            *
                   10989 Via Frontera
                   San Diego, California 92127

                   All directors & officers          1,293,834(7)        2.5%
                   as a group (9 persons)

      * Less than 1%.

     (1) As trustee of the Helmut Falk Family Trust and executor of the Helmut Falk estate, Ms. Felcyn effectively controls the shares which were subject to an escrow arrangement (as described in "Certain Transactions" below) originally issued to nanoTronics in connection with the ShBoom technology acquisition and shares that remain from 5,000,000 non-escrowed shares that were originally issued to nanoTronics in connection with the ShBoom technology acquisition and were subsequently transferred to the Helmut Falk Family Trust.

     (2) Includes 1,052,219 shares issuable upon the exercise of outstanding warrants.

     (3) For each of Messrs. Bernier, Putnam and Thiel the amount includes 50,000 shares issuable upon the exercise of outstanding stock options.

     (4) Includes 90,000 shares issuable upon the exercise of outstanding stock options.

     (5) Includes 110,753 shares issuable upon the exercise of outstanding stock options.

     (6) Includes 116,666 shares issuable upon the exercise of outstanding stock options.

     (7) Includes 826,415 shares issued and outstanding and 467,419 shares issuable upon exercise of stock options.


                            DESCRIPTION OF SECURITIES

              The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $.00001 par value per share. On the Record Date, a total of 50,991,374 Common Shares were issued and outstanding. The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office, amendment of the certificate of incorporation or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, release of director liability, and the Company's election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common Shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of Common Stock are not entitled to preemptive rights, and the Common Stock may only be redeemed at the election of the Company.

              A special meeting of shareholders may be called by or at the request of the Chairman of the Board, the President or any two directors, and at the request of persons owning in the aggregate not less than 20% of the issued and outstanding Common Shares entitled to vote in elections for directors. After the satisfaction of requirements with respect to preferential dividends, if any, holders of Common Stock are entitled to receive, pro rata, dividends when and as declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding-up of the Company, after distribution in full of the preferential amount, if any, to be distributed to holders of any preferred stock which may be issued, holders of Common Stock are entitled to share ratably in the Company's assets legally available for distribution to its shareholders.

              The Company's board of directors is authorized to issue 5,000,000 shares of undesignated preferred stock, $.00001 par value, without any further action by the stockholders. The board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by the board of directors will result in such shares having dividend, voting, and/or liquidation preferences senior to the rights of the holders of Common Stock and could dilute the voting rights of the holders of Common Stock. There are currently no shares of preferred stock issued and outstanding.

              TRANSFER AGENT AND REGISTRAR. Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, acts as transfer agent and registrar for the Common Stock of the Company. Their telephone number is (801) 272-9294.

              DIVIDEND POLICY. The declaration and payment of dividends on Common Shares is at the absolute discretion of the Company's Board of Directors and will depend, among other things, on the Company's earnings, financial condition and capital requirements. The Company has not paid any cash dividends to date, and no cash dividends will be declared or paid on the Common Stock of the Company in the foreseeable future.


                            MATTERS TO BE ACTED UPON


PROPOSAL NUMBER 1:  ELECTION OF DIRECTORS.

              The Company's bylaws provide for a board of three to seven directors as the Board determines, and the Board of Directors has fixed the number of members of the board at six. All directors are elected for one-year terms at the annual meeting of shareholders. Directors are elected by plurality vote, meaning that (should there be more nominees than Board seats available) the nominees who receive the most votes will be elected for the term nominated, even if the number of votes received by any one or more nominees is less than a majority of the votes cast. Cumulative voting is not allowed in the election of directors.

              Donald R. Bernier and Helmut Falk, Jr. were elected to the Board at the 1997 annual meeting of shareholders. Mr. Bernier has been a director since 1995 and Mr. Falk since 1997. Mr. James T. Lunney was appointed to the Board in April 1998. Mr. Frederick Thiel and Mr. Richard Blum were appointed to the Board in February 1999. Mr. Lowell Giffhorn was appointed to the Board in August 1999. Messrs. Bernier, Falk, Lunney, Thiel, Blum and Giffhorn have all been nominated by the Board of Directors to stand for election to the Board. If elected, they will each serve a one-year term or until their respective successors have been elected and qualified.

              UNLESS OTHERWISE SPECIFIED, ALL PROXIES RECEIVED WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES. IF ANY NOMINEE SHOULD NOT STAND FOR ELECTION FOR ANY REASON, YOUR PROXY WILL BE VOTED FOR ANY PERSON OR PERSONS DESIGNATED BY THE BOARD OF DIRECTORS TO REPLACE SUCH NOMINEE.

             The Board has no reason to expect that any of the nominees will not stand for election or decline to serve if elected. There is no arrangement between any director or nominee and any other person pursuant to which such director or nominee was or is to be selected as a director or nominee. There is no blood relationship between or among the nominees, directors or executive officers of the Company. The following table and biographical summaries set forth information, including principal occupation and business experience, concerning the nominees for the Board of Directors and the executive officers of the Company:

NAME                        AGE     POSITION AND OFFICES      DIRECTOR SINCE
----                        ---     --------------------      --------------
James T. Lunney (2)          45     Chairman, President,      April 1998
                                    CEO and Director

Robert Putnam                41     Secretary                 n/a

Jayanta K. Maitra            50     Vice President            n/a
                                    Engineering

Lowell W. Giffhorn(1)        53     Chief Financial Officer   August 1999
                                      and Director

Donald R. Bernier(1)         57     Director                  January 1995

Helmut Falk, Jr.(2)          43     Director                  December 1997

Philip Morettini             43     Vice President Sales      n/a
                                      and Marketing

Frederick Thiel(1)           39     Director                  February 1999

Richard Blum(2)              69     Director                  February 1999

     (1)  Member of the Compensation Committee.

     (2)  Member of the Audit Committee.

              JAMES T. LUNNEY. Mr. Lunney has been the President and CEO of Patriot since March 1998, was appointed as a Director in April 1998, and was appointed Chairman in August 1999. From February 1997 to March 1998, he was the President of Signal Processing Systems, a San Diego manufacturer of signal processing technologies. From November 1992 to February 1997, he was the Manager of Production Programs, Vice President and Business Area Manager for Signal Processing, which was a division of Scientific Atlanta until August 1996, when it was acquired by Global Associates Ltd. Previously, Mr. Lunney held various managerial positions with GE Aerospace, Defense Systems Division and Ordnance Systems Division. In 1977, he received a B.S. in Electrical Engineering from Worcester Polytechnic Institute.

              ROBERT PUTNAM. Mr. Putnam has been the Secretary of Patriot since 1989 and was a director from 1989 to April 1998. Since 1988 he has served as Secretary of e.Digital, Inc. Since 1984 he has been a director of American Technology Corp., where he served as Secretary/Treasurer from 1984 and as President and CEO from

February 1994 until September 1997. He received a B.A. degree in Mass Communication/Advertising from Brigham Young University in 1983. Mr. Putnam works only part-time for the Company.

              JAYANTA K. MAITRA. Mr. Maitra was Vice President of Engineering of Metacomp from 1990 to December 1996 when he was appointed Vice President of Engineering of Patriot. From 1985 to 1987 he was Manager of Hardware Engineering for Systech Corporation, a San Diego based hardware and software communications company. From 1974 to 1985 he held various engineering positions with several computer related technology companies. He obtained a B.S. in Electrical Engineering from the Indian Institute of Technology in 1972 and a M.S. in Electrical Sciences at State University of New York in 1973.

              LOWELL W. GIFFHORN. Mr. Giffhorn was the principal in his own financial management consulting firm from August 1996 until joining Patriot as Chief Financial Officer (CFO) in May 1997. From November 1996 to May 1997, Mr. Giffhorn, in addition to other consulting engagements, performed the duties of Acting CFO for Patriot. From June 1992 to August 1996 and from September 1987 to June 1990 he was the CFO of Sym-Tek Systems, Inc. and Vice President of Finance for its successor, Sym-Tek Inc., a major supplier of capital equipment to the semiconductor industry. He has over twenty-five years of experience in a variety of financial positions, including eleven years as Controller for Langley Corporation, a publicly traded, San Diego, defense contractor. Mr. Giffhorn obtained a M.B.A. degree from National University in 1975 and he obtained a B.S. in Accountancy from the University of Illinois in 1969.

              DONALD R. BERNIER. Since 1971, Mr. Bernier has been the owner and President of Compunetics Incorporated, a Troy, Michigan-based electronics firm of which he is the founder. Compunetics engages in contract research and development, specializing in microelectronics primarily for the automotive industry.

              HELMUT FALK, JR. For the past eight years, Dr. Falk has been the Director of Anesthesia for the Johnson Memorial Hospital in Franklin, Indiana. Dr. Falk received his D.O. from the College of Osteopathic Medicine of the Pacific in 1987 and his B.S. in Biology from the University of California, Irvine in 1983. Dr. Falk is the son of the late Helmut Falk, who was the sole shareholder of nanoTronics and the Chairman and CEO of Patriot until his death in July 1995. Dr. Falk is also an heir to the Helmut Falk Estate, which is the beneficial owner of the Company's shares held by the Helmut Falk Family Trust and nanoTronics Corporation.

              PHILIP MORETTINI. Mr. Morettini has been the Vice President of Sales and Marketing of Patriot since July 1997. From September 1995 to April 1997, he was the President and CEO of Sdept Computer Solutions, a San Diego software company. From December 1993 to September 1995, he was the principal in his own management consulting firm; and from March 1990 to September 1993, he held several positions, including Division Manager, for Horizons Technology, a San Diego software and services company. Previously, he held various marketing and product development positions with Spectragraphics and Hewlett-Packard. In 1981 Mr. Morettini received a M.B.A. degree from the University of Detroit and in 1979 he obtained a B.S. in Engineering from the University of Illinois.

              FREDERICK G. THIEL. Since April 1998, Mr. Thiel has been the President and CEO of Lantronix, Inc., an Irvine, CA based developer/manufacturer of computer network enabling devices and systems. From July 1996 to April 1998 he was the Vice President of Marketing and General Manager for CDM Technology, Inc., an Irvine, CA based developer of high-end storage controller and intelligent serial input/output microprocessor technology. From June 1994 to March 1996 he was the Director of World Wide Marketing for Standar Microsystems Corporation, an Irvine, CA based network technology developer and manufacturer. Mr. Thiel was educated in the United States and Europe and studied business administration while at the Stockholm School of Economics.

              RICHARD G. BLUM. Mr. Blum retired as Chairman and President of Kysor Europe, a wholly owned subsidiary of Kysor Industrial Corporation, in 1991. Previously Mr. Blum held a variety of executive level positions with ITT Europe and ADT Europe. He completed his undergraduate work at Oregon State and Linfield Colleges in 1951 and post graduate work at John Carrol and Canisius Universities in 1958.

              No director, executive officer or nominee for the Board has been involved in any legal proceedings during the past five years. There are no material proceedings adverse to the Company in which any director, executive officer, or nominee for the Board has a material interest adverse to the Company.


                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                      COMMITTEES OF THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

              During the fiscal year ended May 31, 1999 the Company had no committees of the Board of Directors due in part to the size of the Board. The responsibilities typically associated with committees were performed by the entire Board. The Board of Directors established the following committees in November 1999.

              Audit Committee - The Board established an Audit Committee to review the audit and control functions of the Company, the Company's accounting principles, policies and practices and financial reporting, the scope of the audit conducted by the Company's auditors, the fees and all non-audit services of the independent auditors and the independents auditors' opinion and letter of comment to management and management's response thereto.

              Compensation Committee - The Board established a Compensation Committee (the "Compensation Committee") to review and recommend to the Board the salaries, bonuses and prerequisites of the Company's executive officers. The Compensation Committee will also review and recommend to the Board any new compensation or retirement plans and administer the Company's 1992 and 1996 Stock Option Plans.

              Other than the Audit Committee and Compensation Committees, the Company does not have any standing nominating or other committees of the Board of Directors. During the fiscal year ended May 31, 1999, four formal meetings of the Board of Directors were held which all directors attended.

              Directors have received in the past and may receive in the future stock options pursuant to the Company's stock option plans. Options to purchase 50,000 shares of the Company's common stock were issued to Mr. Thiel and Mr. Blum during the fiscal year ended May 31, 1999. The Company has no other arrangements to pay any direct or indirect remuneration to any directors of the Company in their capacity as directors other than in the form of reimbursement of expenses for attending directors' or committee meetings.

              No director of the Company has resigned or declined to stand for re-election to the Board of Directors because of disagreement with the Company on any matters relating to the Company's operations, policies or practices since the date of the last meeting of shareholders.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

              There is shown below information concerning the compensation of the Company's chief executive officers and each of the other four most highly compensated executive officers whose salary and bonus exceeded $100,000 (each a "Named Officer") for the fiscal years ended May 31, 1997, 1998 and 1999.

                           SUMMARY COMPENSATION TABLE

                            Annual Cash Compensation                   Long-Term Compensation
                         --------------------------------        -----------------------------------
  Name and               Fiscal                                    Options             All Other
Principal Position        Year         Salary       Bonus        (# of Shares)       Compensation(4)
------------------        ----         ------       -----        -------------       ---------------
James T. Lunney           1999       $137,200(5)     Nil               None                None
  President and CEO(1)    1998       $ 26,385(5)     Nil          350,000 shares           None


Michael A. Carenzo        1998       $164,133        Nil               None                None
  President and CEO(2)    1997       $138,000        Nil               None                None

Philip J. Morettini       1999       $110,000        Nil               None                None
  Vice President
  Sales and Marketing

Lowell W. Giffhorn        1999       $107,307        Nil               None                None
  Chief Financial
  Officer

Jayanta K. Maitra(3)      1999       $120,000        Nil               None                None
                          1998       $104,500        Nil           25,000 shares           None
                          1997       $118,700        Nil          535,753 shares          $2,874


     (1)  Mr. Lunney has served as President and CEO since March 23, 1998.

     (2) Mr. Carenzo served as President and CEO from June 1, 1996 to March 1998 when Mr. James T. Lunney was appointed President and CEO.

     (3) Mr. Maitra was appointed Vice President Engineering on December 26, 1996 as a result of the business combination with Metacomp. The amounts disclosed reflect his compensation before and after the acquisition.

     (4) Represents long-term disability insurance payments made by the Company on behalf of Mr. Maitra during the fiscal year ended May 31, 1997.

     (5) Included in Mr. Lunney's cash compensation is a $600 per month car allowance.

               The Company maintains employee benefits that are generally available to all of its employees, including medical, dental and life insurance benefits and a 401(k) retirement savings plan. The Company did not make any matching contributions under the 401(k) plan for any of the above named officers during the fiscal year ended May 31, 1999.

OPTION GRANTS

          During the fiscal year ended May 31, 1999 the Company did not grant any stock options to the officers reflected in the summary compensation table shown above.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

          Shown below is information on exercises of stock options and fiscal year-end values under the Company's 1996 and 1992 Stock Option Plans to the officers reflected in the Summary Compensation Table shown above.


                                                  Number of Unexercised           Value of Unexercised
                                                     Options Held At             In-The-Money Options At
                          Shares                       May 31, 1999                   May 31, 1999
                         Acquired    Value      --------------------------    ----------------------------
Name                   on Exercise  Realized    Exercisable  Unexercisable     Exercisable   Unexercisable
----                   -----------  --------    -----------  -------------     -----------   -------------
James T. Lunney             --         --         233,334       116,666            $ --         $ --
Michael A. Carenzo          --         --         525,691          --              $ --         $ --
Philip J. Morettini         --         --         120,000       180,000            $ --         $ --
Lowell W. Giffhorn          --         --         210,000        90,000            $ --         $ --
Jayanta Maitra              --         --         110,753       150,000            $ --         $ --

          The fair market value of the unexercised in-the-money options at May 31, 1999 was determined by subtracting the option exercise price from the last sale price as reported on the over the counter bulletin board on May 31, 1999, $.47. All options had exercise prices greater than $.47 and, therefore, were excluded from the valuation.

          The Company has not awarded stock appreciation rights to any of its employees. The Company has no long-term incentive plans.

          Under Mr. Mairta's employment contract, the board of directors cancelled 225,000 previously granted stock options as a result of the Company not meeting certain performance goals. The Company has no defined benefit or actuarial plans covering any person.

          The options shown above do not reflect the amendment and repricing of existing options which happened subsequent to the end of the last fiscal year. Such options were repriced on October 5, 1999 under the Plan, with an exercise price equal to the fair market value of the Common Stock on such date in the belief that it was in the best interests of the Company and its shareholders to ensure that the intended incentives for employees and directors were maintained in accordance with the compensation philosophy of the Board of Directors. The Board of Directors amended and repriced (to a lower exercise price) all of the options then held by such employees and directors that had been granted pursuant to the Company's 1992 and 1996 Stock Option Plans. These options were amended and repriced to reflect the fact that the market price of the Common Stock had been negatively impacted in 1999 because of the delay in the acceptance of Java as the programming language for embedded applications and the delay in the registration statement related to the Investment Agreement becoming effective. This resulted in reduced funding available to accomplish the Company's objectives. In the opinion of the Board of Directors, the Company's management and other personnel have dealt with the delays proactively and effectively to manage through the slowdown in a manner that has maximized the Company's reduced funds while positioning the Company to complete upgrading its PSC1000 microprocessor and take advantage of the anticipated upswing in hardware to support the Java programming language. Accordingly, the Board of Directors determined that, in light of the reduced market price of the Common Stock and the importance of equity based compensation to the overall compensation philosophy of the Board of Directors, it was appropriate to reprice these options to provide the continuing incentives intended under the Plan to the affected employees and directors. These options were amended and repriced on October 5, 1999 with an exercise price equal to the market price on that date.

          The following table sets forth certain additional information regarding all repricings of options held by any executive officer or director that have occurred in the last ten years.


                                              Securities Underlying     Market Price          Exercise Price
                                                Number of Options        of Stock At            At Time of
                                              Repriced or Amended     Time of Repricing        Repricing or
Name                         Date                      (#)             Or Amendment($)         Amendment($)
----                         ----             ---------------------   -----------------        -------------
James T. Lunney           October 5, 1999           350,000                $0.32                   $0.86

Lowell W. Giffhorn        October 5, 1999           300,000                $0.32                   $1.12

Jayanta Maitra            October 5, 1999            72,000                $0.32                   $1.37
                          October 5, 1999           128,000                $0.32                   $1.17
                          October 5, 1999            25,000                $0.32                   $0.59

Philip J. Morettini       October 5, 1999           300,000                $0.32                   $1.383

Robert Putnam             October 5, 1999            50,000                $0.32                   $0.59

Donald Bernier            October 5, 1999            50,000                $0.32                   $0.59

Helmut Falk, Jr           October 5, 1999            50,000                $0.32                   $0.59

Richard Blum              October 5, 1999            50,000                $0.32                   $0.48

Frederick Thiel           October 5, 1999            50,000                $0.32                  $0.3625

EMPLOYMENT CONTRACTS

          The Company entered into an employment agreement dated as of February 23, 1998 and approved by the Company's directors on March 24, 1998, with Mr. Lunney providing for his employment as President and CEO effective March 23, 1998. The agreement is for a three year term providing for a base salary of $130,000 per annum for the first year with an increase in the second year to at least $140,000 per annum. The base salary may be increased at the discretion of the Board of Directors. The agreement provides for a guaranteed bonus of 25% at the end of the first year or on certain changes in control as defined in the agreement. During subsequent years, Mr. Lunney is eligible for a bonus equal to 25% of the base salary conditioned on Mr. Lunney meeting certain objectives established by the Board of Directors. In addition, the agreement provides a $600 per month car allowance. The Company may terminate Mr. Lunney's employment with or without cause, but termination without cause (other than disability or death) would result in a lump sum severance payment ranging, depending on length of service, from six to twelve months salary plus any prorated earned bonuses. Also, upon a change of control, as defined in the agreement, Mr. Lunney may elect to terminate employment and obtain a lump sum severance payment equal to the base salary for the remaining months of the agreement. The Company has granted Mr. Lunney options to purchase 350,000 common shares, 116,667 vesting on March 23, 1998 and the balance vesting equally at the end of twelve and twenty-four months from the date of the agreement subject to earlier vesting in the event of a change in control of the Company.

          The Company entered into an employment agreement dated as of July 28, 1997 and approved by the Company's directors on August 18, 1997, with Mr. Morettini providing for his employment as Vice President of Sales and Marketing. The agreement is for a three year term providing for a base salary of $110,000 per annum for the first year and not less than $110,000 per annum during the second and third years of the agreement. The base salary may be increased at the discretion of the Board of Directors. The agreement provides for a bonus up to 50% of the annual base consideration for the applicable year. The Company may terminate Mr. Morettini's employment with or without cause, but termination without cause (other than disability or death) would result in a lump sum severance payment equal to four months of the then current base salary. If within twelve months of a change in control, as defined in the agreement, Mr. Morettini's employment is terminated for other than cause or if Mr. Morettini refuses to accept or voluntarily resigns from a position other than a qualified position, as that term is defined in the agreement, then he will receive a lump sum severance payment equal to twelve months of his then current salary. Under the agreement, the Company granted Mr. Morettini options to purchase 300,000 common shares, 30,000 vesting on July 28, 1997 and the balance vesting one-third per year starting July 28, 1998, subject to certain performance standards. Options may vest earlier subject to the discretion of the Board of Directors.

          The Company entered into an employment agreement dated as of July 23, 1998 with Mr. Giffhorn providing for his employment as the Chief Financial Officer. The agreement is for a three year term providing for a base salary of $110,000 per annum for the first year and not less than $110,000 per annum during the second and third years of the agreement. The base salary may be increased at the discretion of the Board of Directors. The agreement provides for a bonus up to 50% of the annual base consideration for the applicable year. The Company may terminate Mr. Giffhorn's employment with or without cause, but termination without cause (other than disability or death) would result in a lump sum severance payment equal to four months of the then current base salary. If within twelve months of a change in control, as defined in the agreement, Mr. Giffhorn's employment is terminated for other than cause or if Mr. Giffhorn refuses to accept or voluntarily resigns from a position other than a qualified position, as that term is defined in the agreement, then he will receive a lump sum severance payment equal to twelve months of his then current salary.

          The Company entered into an employment agreement dated January 1, 1997 with Mr. Maitra providing for his employment as Vice President of Engineering. The agreement was for a three year term providing for a base salary of $104,400 per year with an increase in the second and third years as recommended by the President and Chief Executive Officer and approved by the Board of Directors. Mr. Maitra's salary was increased to $120,000 for the second year. The agreement provided for incentive bonuses in certain instances of up to 50% of the total yearly base compensation. The Company could terminate Mr. Maitra's employment with or without cause, but termination without cause (other than disability or death) during the first year of the agreement would have resulted in a lump sum severance payment equal to twelve months salary. The Company originally granted Mr. Maitra under the agreement options to purchase 500,000 common shares, 50,000 vesting on December 26, 1996 and the balance vesting one-third per year starting December 31, 1997 subject to certain performance standards. As a result of not meeting the performance standards, the Board of Directors cancelled 225,000 of such options. Options may vest earlier subject to the discretion of the Board of Directors. As of January 1, 2000 the Company and Mr. Maitra are reviewing the terms of this agreement and are in discussions concerning extending this agreement or entering into a new employment agreement.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

          Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Directors, executive officers and greater than 10% shareholders are required by the rules and regulations of the Commission to furnish the Company with copies of all reports filed by them in compliance with
Section 16(a).

          Based solely on its review of copies of the reports it received from persons required to make such filings and its own records, the Company believes that from the period June 1, 1998 through February 29, 2000, all persons subject to the Section 16(a) reporting requirements timely filed the required reports.

                              CERTAIN TRANSACTIONS

          There were no transactions, or series of transactions, during fiscal 1998 or 1999, nor are there any currently proposed transactions, or series of transactions, to which the Company is a party, in which the amount exceeds $60,000, and in which to its knowledge any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest other than as described below.

          Based on the asset purchase agreement and plan of reorganization dated June 22, 1994 between the Company, nanoTronics Corporation and Helmut Falk, the Company issued a total of 10,000,000 restricted common shares to nanoTronics, 5,000,000 of which were a contingent payment subject to the terms of an earnout escrow. These shares were issued in consideration of technology acquired. nanoTronics was formed in 1991 and acquired certain base technology for a simplified 32-bit microprocessor integrated on a single chip with merged stack/register architecture. nanoTronics expended in excess of $1.9 million (unaudited) while engaged in further development of that technology and produced from the basic architecture an enhanced microprocessor (ShBoom-architecture microprocessor). In connection with the acquisition, the Company also acquired certain fixed assets including a SunSparc 2 workstation and various terminals, peripheral devices and software. A majority of the expenditures by nanoTronics consisted of microprocessor and related software development costs. The result of these efforts was a successful initial fabrication of the microprocessor in early 1994 demonstrating technical feasibility of the ShBoom architecture. nanoTronics also expended funds on the preparation and prosecution of patent applications.

          The shares were issued to nanoTronics of which Falk was the sole shareholder. Although 5,000,000 of the shares issued were subject to the terms of an earnout escrow, as more fully described below, the shares were issued for the purpose of dividends and voting. Prior to the transaction, Mr. Falk was an unaffiliated person with respect to the Company. At the time of issuance the 10,000,000 common shares represented approximately 36% of the Company's total issued and outstanding shares.

           Although the transaction did not result in a majority change in the Company's board of directors, or a majority change in its stock ownership, the issuance of new stock resulted in a large percentage ownership controlled by one entity with the ability to have significant influence over the Company's future affairs.

          Based on the terms of the purchase agreement, 5,000,000 of the common shares were issued to nanoTronics subject to an earnout escrow arrangement as a contingent purchase price. The terms of the escrow arrangement, as defined in the purchase agreement, provided for the earnout from escrow of 500,000 common shares for each $500,000 of the Company's revenues commencing June 1, 1994 and ending May 31, 1999. The purchase agreement also provided for full earnout on other major corporate events including a sale of substantially all of the Company's assets, certain mergers, combinations or consolidations, certain tender offers and upon a liquidation or dissolution. Any shares not earned by May 31, 1999 would be canceled. The shares could be sold, assigned or transferred within the escrow arrangement but would still be subject to the escrow terms. As of May 31, 1999:

      o     2,000,000 shares had been released from escrow,

      o an additional 1,500,000 shares had been earned and charged to compensation costs but remained in escrow pending the resolution of litigation between the Company, nanoTronics, and the Fish Family Trust, and

      o another 1,500,000 shares expired and were returned to the Company as of May 31, 1999 since revenue was not sufficient to earn this portion of the escrowed shares.

          The Company granted certain registration and information rights with respect to the shares issued to nanoTronics, such rights being assignable to Falk and the Fish Family Trust (such trust having certain rights to become a shareholder in nanoTronics). The Company has been advised that nanoTronics has been liquidated with the 10,000,000 shares transferred to the Helmut Falk Family Trust which is entitled to the same registration rights. The Company is obligated to use its best efforts to effect a registration upon written request up to two times subject to certain limitations. The Company is also obligated to include the shares, subject to certain limitations, in any underwriting and in any other registration filed by it.

          During January 1999 through April 1999, the Company entered into four short-term notes with Gloria Felcyn, the trustee for the Falk Family Trust, aggregating $175,000 all of which have been paid as of February 29, 2000. On the issuance of each of the first three notes, the Company released 500,000 shares from the earnout escrow. The Company is holding the remaining 1,500,000 shares earned subject to the resolution of the Fish Family Trust lawsuit. Upon the resolution of the lawsuit, the remaining shares held in escrow will either be released to the Falk Family Trust, used either partially or in their entirety as a means of settling the lawsuit, or be returned to the Company. The shares being held in escrow were recorded as additional compensation costs during the period in which the earnout was satisfied.

          In February 1999, the Company entered into an investment agreement with Swartz Private Equity LLC. The investment agreement entitled the Company, at the Company's option and subject to a floor price imposed by the Company, to issue and sell a predetermined amount of its common stock for up to an aggregate of $5 million from time to time during a three-year period through February 24, 2002, subject to certain conditions including (1) an effective registration statement needed to be on file with the SEC registering the resale of the common shares, and (2) a limitation on the number of common shares which could be sold to Swartz within a 30 day time period based on the trading volume of the stock, among others. Swartz could purchase the common stock from the Company at a discount ranging from 10% to 20% depending on the price of the common stock. In addition to the common stock purchased, Swartz received warrants to purchase an additional 15% of the common stock at a price equal to 110% of the market price as defined in the agreement, subject to further semi-annual adjustments if the price of the common stock goes down.

          In July 1999, the Company amended and restated the investment agreement with Swartz to eliminate the discretion of Swartz as to the timing of its purchase of the Company's common stock. The amended and restated investment agreement required Swartz, after the Company put shares of common stock to it, to purchase the Company's common stock on the twentieth business day following the put. The previous agreement enabled Swartz, in its sole discretion, to purchase the Company's common stock at any time during a twenty business day period following the Company's put to it.

       The registration statement went effective on October 5, 1999. The Company put 780,460, 1,784,640 and 4,449,696 shares of its common stock to Swartz with effective closing dates of November 30 and December 27, 1999 and February 10, 2000. As a result of an increase in the market price and trading volume of the Company's common stock, the Company completed the $5 million placement of shares with the February 10, 2000 closing. The total number of shares placed with Swartz was 13.9% of the total number of shares outstanding at March 20, 2000 or 7,014,796 common shares at prices ranging from $0.248 to $0.9775. The average price per share paid by Swartz was $0.71 compared to the average closing price during the twenty day pricing periods of $1.34 per share.

     An additional 1,052,219 shares of common stock at exercise prices ranging from $0.341 to $1.265 are issuable to Swartz on the conversion of warrants issued under the investment agreement. None of the warrants had been exercised as of March 20, 2000.

PROPOSAL NUMBER 2: APPROVAL OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

          In June 1997, the shareholders approved an increase in the number of shares of Common Stock that the Company is authorized to issue from 40,000,000 to 60,000,000 shares. The Company's Certificate of Incorporation has been amended to effect this change. Management believed at that time that increase would be sufficient to meet its immediate future needs. However, due in part to delays in the porting of a real time operating system and Personal Java to its PSC1000 microprocessor, the acceptance of the Java programming language, debugging the .35 micron version of the PSC1000 and continued operating losses, the Company required additional financing which was completed in July 1999. (See Investment Agreement described above) . This financing required the reservation of substantially all of the authorized but unissued shares of Common Stock. As a result, in November 1999, the Board of Directors authorized an amendment, subject to stockholder approval, to the Company's Certificate of Incorporation; to increase the number of shares of Common Stock that the Company is authorized to issue from 60,000,000 to 100,000,000.

          The Board of Directors considers it both desirable and essential to have additional shares of Common Stock available for issuance from time-to-time. The Board also advises stockholders that failure to approve the amendment could have a material adverse effect on the Company, its business and results of operations, in that it would limit the Company's access to equity capital.

OUTSTANDING SHARES; SHARES RESERVED FOR FUTURE ISSUANCE; AND SHARES TO BE RESERVED OR ISSUABLE UPON THE INCREASE IN AUTHORIZED SHARES

          As of the Record Date the Company had 50,991,374 shares of Common Stock outstanding. An additional 8,063,132 shares were reserved for future issuance under the Company's stock option plans, pursuant to the Investment Agreement, and for additional warrants as summarized as follows:

                                           Authorized Common
                                            Shares Reserved
                                          For Future Issuance
Stock options granted                           1,438,419
Stock options available to grant                1,640,327
Stock purchase warrants                         4,984,386
                                                ---------
Total unissued but reserved for issuance        8,063,132
  (as of March 20, 2000)

     The Company is currently in discussions with Swartz for a follow-on investment for up to $30 million with terms similar to those of the initial Investment Agreement. However, since the Company has either issued or reserved an aggregate of 59,054,506 of its 60,000,000 authorized shares of Common Stock, the Company does not have sufficient authorized shares to enter into a follow-on investment agreement, grant any significant new stock options or for any other corporate purpose. The Company is limited in its options to raise additional money, make acquisitions or take any other action requiring the issuance of its Common Stock unless the authorized number of shares of Common Stock is increased. Management believes there may be a need for additional financing due to continued operating losses.

          More information on the individual securities comprising shares reserved for future issuance are summarized as follows:

          Stock Options- The Company maintains three stock option plans. One 1992 Stock Option Plan is a non-statutory stock option plan and a second 1992 Stock Option Plan is an incentive stock option plan. Each plan entitles certain directors, key employees and consultants of the Company to purchase common shares of the Company. A maximum of 1,500,000 of common shares were authorized for grant under the 1992 Plans. Options are granted at a price not less than fair market value at the date of grant, and are subject to approval of the Board of Directors. The 1996 Stock Option Plan entitles certain directors, key employees and consultants of the Company to purchase common shares of the Company. The 1996 Plan covers a maximum aggregate of 4,000,000 shares. The 1996 Plan provides for the granting of options which either qualify for treatment as incentive stock options or non-statutory stock options.

          At February 29, 2000 the Company had granted options on 1,258,456 shares of Common Stock under the 1992 Stock Option Plans and options on 2,601,217 shares of Common Stock under the 1996 Stock Option Plan, as amended. The limited number of remaining shares available to grant may impact the ability of the Company to compensate existing or hire new technical, management or other employees or advisors.

          Stock Purchase Warrants- at February 29, 2000 the Company had stock purchase warrants outstanding exercisable into 4,984,386 shares, which have been reserved by the Board of Directors. Of this amount, 1,052,219 shares were a result of the Investment Agreement, 3,781,789 were the result of short term notes with a group of individual investors, and the balance was related to a convertible debenture the Company entered into in 1997.

          In April 1999, the Company sold shares of common stock to two individuals in the accumulated amount of $75,000 and in June 1999 the Company issued shares to an institutional investor upon conversion of a short term note in the amount of $116,182. These sales occurred after the filing of a registration statement by the Company and, therefore, by making these sales the Company may have violated Section 5 of the Securities Act of 1933. In July 1999, the Company amended and restated the investment agreement with Swartz to eliminate the discretion of Swartz as to the timing of its purchase of the Company's common stock. By entering into the amended and restated investment agreement, the Company completed its sale of common stock to Swartz. Since this private sale to Swartz occurred after the Company filed its registration statement, the Company may have sold securities to Swartz in violation of
Section 5 of the Securities Act of 1933, and each placement of shares with Swartz under the investment agreement may have been a separate violation of
Section 5. Consequently, the two individual investors, the institutional investor and Swartz may have the right to rescind these purchases of common stock for a one year period after the purchase of the common stock. In addition, the Company and certain officers and directors of the Company may be subject to civil and criminal penalties for potential violation of either or both Section 5 of the Securities Act of 1933 and applicable state law as a result of these sales. Management believes that the possibility of damages related to these potential violations of Section 5 of the Securities Act of 1933 is remote and that such potential violations will have no material impact on the Company's financial statements.

REASONS FOR INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

          The Board of Directors believes there are a number of important business reasons for increasing the number of shares of Common Stock.

          The authorized number of shares of Common Stock are not sufficient to enable to the Company to negotiate new financing without special consideration for the lack of authorized shares available. For example, an equity based financing would have to provide for limitations based on the availability of sufficient shares of Common Stock. This factor places the Company at a distinct disadvantage in negotiating any future transactions by negatively impacting pricing and marketability of securities sold, as a result this could increase the effective dilution to existing stockholders.

          The authorized number of shares of Common Stock currently available is not sufficient to enable the Company to respond to potential business opportunities and to pursue important objectives that may be anticipated. Accordingly, the Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock. The Board of Directors also believes that the availability of such shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes that may be identified by the Board of Directors from time to time, such as stock dividends (including stock splits in the form of stock dividends), financings, acquisitions, or strategic business relationships.

          Further, the Board of Directors believes the availability of additional shares of Common Stock will help enable the Company to attract and retain talented employees through the grant of stock options and other stock-based incentives. An important component of the Company's business strategy is to develop and market new products and technologies. These efforts will require recruitment of additional technical personnel which are in high demand and short supply in the San Diego area. The availability of stock-based incentives is a critical element in attracting, motivating and retaining technical and executive talent.

         The Company is currently in discussions with Swartz for a follow-on $30 million credit agreement with terms similar to the initial investment agreement discussed above. In order to consummate this agreement, additional authorized shares are required. The Company does not, as of the date of this Proxy Statement, have any agreements with respect to future acquisitions that would require the issuance of shares of the Company's Common

Stock.

          The Board of Directors believes the availability of authorized but unissued Common Stock can be of considerable value. Because of the Company's existing contractual requirements and its current financial condition, the unavailability of authorized but unissued Common Stock could have a material adverse impact on the Company and its business.


CONSEQUENCES OF FAILURE TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

           The Board of Directors believes that the Company could be at a disadvantage in negotiating the terms of any required fundings due to the lack of sufficient shares of Common Stock. The Board of Directors also believes it may be unable to retain existing technical personnel or attract new technical personnel without an increase in the authorized shares. The uncertainty regarding the availability of shares of Common Stock, the Company's losses and lack of collateral makes the prospects of future financings unlikely without additional authorized Common Stock.

EFFECT OF AMENDMENT ON EXISTING STOCKHOLDERS

          The increase of authorized shares of Common Stock will not alter the par value of the Common Stock or the rights of stockholders.

          The Company anticipates that it would register under an S-3 or similar registration statement approximately 12,000,000 Common Shares as a result of a follow-on Investment Agreement with Swartz. The actual number of shares that would be issued under the Investment Agreement would be determined by the price of the Company's stock during the pricing periods and the discount that Swartz would receive. The Company could impose a floor under which it would not be obligated to issue stock to Swartz and would set a predetermined number of shares to be issued to Swartz for each put. In this manner, the Company maintains the ability to have an effect on when, how much and at what price the stock would be issued to Swartz. The following table illustrates a potential range of the number of shares that could be issued to Swartz assuming varying prices of the Company's Common Stock and the dilution effect on existing shareholders assuming full dilution of existing options and warrants.


Price of Stock                                    $4.00         $5.00          $6.00

Discount to Swartz                                   7%            7%             7%

Price to Swartz                                   $3.72         $4.65           $5.58

Total number of shares on $30 million line    8,064,516     6,451,613       5,376,344

Additional shares related to warrants         1,209,677       967,742         806,452

Dilution to existing shareholders                 13.6%         11.2%            9.5%


          There can be no assurance that the price of the Company's Common Stock will be maintained within this range or at any other level. The issuance of shares under the Investment Agreement, or pursuant to the exercise of options or warrants, increases the number of shares available for sale in the market and therefore could have a depressive effect on the price of the Common Stock.

          Additional authorized but unissued shares may be issued at such time or times, to such person or persons and for such consideration as the Board of Directors determines to be in the best interests of the Company, without further authorization from the shareholders except as may be required by the rules of any stock exchange or national securities association trading system on which the Common Stock may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of holders of existing shares. Depending on the circumstances, issuance of additional shares of Common Stock could result in substantial dilution of the existing stockholders' ownership interests in the Company. The Board of Directors does not intend to issue any shares of Common Stock except to meet its obligations and on terms which the Board deems to be in the best interests of the Company and its then existing stockholders. The stockholders do not have pre-emptive rights to purchase additional shares of Common Stock nor will they have any such rights as a result of this proposal.

VOTE REQUIRED; BOARD RECOMMENDATION

          The approval of the Amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock on the record date. THEREFORE, FAILURE TO VOTE HAS THE SAME EFFECT AS A NEGATIVE VOTE.


THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.


PROPOSAL NUMBER 3: APPOINTMENT OF BDO SEIDMAN AS INDEPENDENT AUDITORS AND ACCOUNTANTS.

          The firm of BDO Seidman, certified public accountants, has served as the Company's independent auditors and accountants since the fiscal year ended May 31, 1994 and also reported on the fiscal year ended May 31, 1993. BDO Seidman is an international accounting firm. A representative of BDO Seidman is not expected to be present at the Annual Meeting.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WILL BE REQUIRED TO APPROVE THIS PROPOSAL.


                         FINANCIAL AND OTHER INFORMATION

          The Company's Annual Report on Form 10-KSB for the year ended May 31, 1999, including the annual statements, as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, constitutes the annual report to shareholders and is being mailed with this Proxy Statement. Also accompanying this Proxy Statement Is the Company's quarterly report on Form 10-QSB for the second fiscal quarter ended November 30, 1999.

          UPON REQUEST AND PAYMENT OF A REASONABLE FEE TO COVER THE COMPANY'S EXPENSES, THE COMPANY WILL FURNISH ANY PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AS OF THE RECORD DATE, A COPY OF ANY EXHIBIT TO THE FORM 10-KSB FOR THE FISCAL YEAR ENDED MAY 31, 1999. ANY SUCH WRITTEN REQUEST MAY BE ADDRESSED TO ROBERT PUTNAM, SECRETARY, PATRIOT SCIENTIFIC CORPORATION, 10989 VIA FRONTERA, SAN DIEGO, CALIFORNIA 92127. THE WRITTEN REQUEST MUST CONTAIN A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY.

          The Common Shares of the Company are quoted on the OTC Electronic Bulletin Board under symbol "PTSC" and traded in the over-the-counter market.

                              SHAREHOLDER PROPOSALS

          Any shareholder intending to present a proposal before the next Annual Meeting of Shareholders, to be held probably in November of 2000, should submit the proposal in writing to the Secretary of the Company at 10989 Via Frontera, San Diego, California 92127. The written proposal must be received by the Secretary on or before July 31, 2000 in order to be considered for inclusion in the proxy statement for that meeting.


                                  OTHER MATTERS

          The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Annual Meeting, it is the intention of the proxy holders to vote such proxy in accordance with his or her best judgment.


        SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

          The Company will bear the costs of the solicitation of proxies from its shareholders. In addition, to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such efforts. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse such persons for reasonable expenses incurred in forwarding such proxy material.

          The directors and executive officers of the Company, together with their respective affiliates, beneficially own approximately 3 % of the Company's outstanding common stock, and they have indicated that they intend to vote their shares in favor of all proposals set forth in this Proxy Statement.


                                      By Order of the Board of Directors

                                      /S/  ROBERT PUTNAM
                                      -----------------------------
                                      Robert Putnam
March 25, 2000                        Secretary

PROXY                                                                    PROXY
                         PATRIOT SCIENTIFIC CORPORATION

         THIS PROXY RELATES TO AN ANNUAL MEETING OF THE SHAREHOLDERS TO
                             BE HELD APRIL 28, 2000

          The undersigned hereby appoints JAMES T. LUNNEY and ROBERT PUTNAM or either of them, with full power of substitution, as attorneys and proxies to vote all shares of Common Stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of PATRIOT SCIENTIFIC CORPORATION ("Company") to be held at 2:00 o'clock p.m. (Pacific Time) at the Carmel Mountain Doubletree Resort (El Dorado Room), 14455 Penasquitos Dr., San Diego California, on April 28, 2000, and any postponements and adjournments thereof, as follows:

1. ELECTION OF DIRECTORS.

  ____ FOR all nominees listed below              ____ WITHHOLD AUTHORITY
      (except as marked to the contrary below)         (to vote for the nominee
                                                       listed below)

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME ON THE LINE)

-------------------------------------------------------------------------------
Donald R. Bernier, Helmut Falk, Jr., James T. Lunney, Richard G. Blum, Frederick
G. Thiel, and Lowell W. Giffhorn

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK, $.00001 PAR VALUE, THAT THE COMPANY IS AUTHORIZED TO ISSUE FROM 60,000,000 TO 100,000,000.

                  ____ FOR     ____ AGAINST     ____ABSTAIN

3. PROPOSAL TO RATIFY BDO SEIDMAN AS INDEPENDENT AUDITORS.

                  ____ FOR     ____ AGAINST     ____ABSTAIN

          THIS PROXY HAS NOT BEEN SOLICITED BY OR FOR THE BENEFIT OF THE BOARD OF DIRECTORS OF THE COMPANY. I UNDERSTAND THAT I MAY REVOKE THIS PROXY ONLY BY AT ANY TIME BEFORE THEY ARE EXERCISED BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO MR. ROBERT PUTNAM, SECRETARY OF THE COMPANY, AT THE BELOW ADDRESS, OR BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND ORALLY WITHDRAWING THE PROXY.

DATED: ___________________, 2000  Signature(s) X______________________________

             Print Name ____________________________________________

(Please date and sign exactly as name or names appear on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full the corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS SPECIFIED THIS PROXY WILL BE VOTED FOR THE PROPOSALS NOTED ABOVE AND, AS TO ANY OTHER BUSINESS CONSIDERED AT THE ANNUAL MEETING, IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES.

                         Mail or Deliver this Proxy to:
                         PATRIOT SCIENTIFIC CORPORATION
                               10989 Via Frontera
                           San Diego, California 92127
                                 (858) 674-5000